Exhibit 10.16

RESTRUCTURING TRANSACTION RETENTION AGREEMENT

This Restructuring Transaction Retention Agreement (“Agreement”) is by and between The Babcock & Wilcox Company and James Ferland (“Executive”), dated as of November 5, 2014 (the “Agreement Date”).

If the Company (as defined in Exhibit A to this Agreement), with the prior approval of the Board of Directors of the Company, engages in a transaction that results in the sale or other disposition of all or substantially all of the operations of either of its Subsidiaries, BWX Technologies, Inc. (“BWXT”) or Babcock & Wilcox Power Generation Group, Inc., (“PGG”, and each of BWXT and PGG, an “Operating Sub” and, together, the “Operating Subs”), whether by sale of the capital stock or assets of one or both of the Operating Subs, spinoff of one or both of the Operating Subs or otherwise (a “Restructuring Transaction”), with a Spin Effective Date (as defined in Exhibit A to this Agreement) that occurs prior to January 1, 2016, Executive shall be entitled to each of the Retention Incentive Grant and Special Cash Retention Award (each as defined below) under the circumstances set out below. In addition, if Executive’s employment is terminated under certain circumstances set out below prior to the Spin Effective Date, Executive will be entitled to the severance compensation and benefits set out below. The sale or disposition of less than 100% of the assets or stock of an Operating Sub shall not be considered a sale or other disposition of substantially all of the operations of such Operating Sub, unless it is a sale or other disposition of at least 80% of the stock or assets of such Operating Sub. As of the date hereof, The Babcock & Wilcox Company, PGG and Executive also have entered into an Employment Agreement, to be effective as of the Spin Effective Date, which provides for Executive’s employment by PGG on and after the Spin Effective Date (the “Employment Agreement”) which, in certain circumstances described below, supersedes this Agreement on and following the Spin Effective Date. Reference is also made herein to the Change in Control Agreement between Executive and the Company, dated November 8, 2013 (the “Change in Control Agreement”) which, in certain circumstances described below, supersedes this Agreement on and following a Change in Control (as defined in Exhibit A to this Agreement). Terms that are capitalized (but not otherwise defined herein) are used as defined in Exhibit A to this Agreement.

The Company and Executive agree as follows:

1.	CASH RETENTION AWARD: Executive is hereby granted a cash retention award (the “Cash Retention Award”) as follows:

(a)	Amount of Cash Retention Award. The amount of the Cash Retention Award shall be equal to the product of (x) two (2) and (y) the sum of Executive’s annual rate of base salary in effect as of the Agreement Date, plus Executive’s target incentive award opportunity under the Bonus Plan for the bonus year in which the Agreement Date occurs.

(b)	Vesting and Payment. Except as provided in Sections 1(c), (d) and (e) below, if, and only if, Executive remains continuously employed with the Company through the relevant vesting dates, fifty percent (50%) of the Cash Retention Award shall vest and be paid on the second anniversary of the Spin Effective Date, and the remaining fifty percent (50%) of the Cash Retention Award shall vest and be paid on the third anniversary of the Spin Effective Date.

(c)	Death or Disability. Any unpaid portion of the Cash Retention Award shall vest and be paid in full upon Executive’s death or Disability provided that Executive remains continuously employed by the Company through the date of death or last date of employment due to Disability.

(d)	Covered Termination under this Agreement; Certain Terminations of Employment under the Employment Agreement. Fifty percent (50%) of the Cash Retention Award shall vest and be immediately paid upon the date of Executive’s Separation from Service if: (i) prior to the Spin Effective Date, such Separation from Service is under circumstances pursuant to which Executive is entitled to receive severance payments under Section 3 of this Agreement; and (ii) on or after the Spin Effective Date and prior to the third anniversary thereof, such Separation from Service is under circumstances pursuant to which Executive is entitled to receive severance payments under Section 4(a) of the Employment Agreement (other than in a case of a non-renewal of the Employment Agreement by Executive pursuant to the provisions of Section 1(b) of the Employment Agreement) (in each such case of clauses (i) and (ii), subject to Executive’s satisfaction of any conditions to receive such severance payments provided in the applicable document).

(e)	Change in Control. Any unpaid portion of the Cash Retention Award shall vest and be paid immediately upon a Change in Control which occurs on or following the Spin Effective Date.

2.	RETENTION INCENTIVE GRANT: On such date as the Company sets the record date for the Restructuring Transaction, if Executive’s employment with the Company has not been terminated prior to such date, then the Company shall cause Executive to be granted either whole shares of restricted common stock of the Company (“Company Shares”) or restricted stock units covering Company Shares under the Company’s 2010 Long-Term Incentive Plan, as amended and restated February 25, 2014 (the “Retention Incentive Grant”), as follows:

(a)

Number of Shares. The number of Company Shares granted as the Retention Incentive Grant shall equal, rounded down to the nearest whole number of shares that is divisible by three (3), (x) the product of (A) 1.5 and (B) the sum of Executive’s annual rate of base salary in effect as of the Agreement Date, plus Executive’s target incentive award opportunity under the Bonus Plan for the bonus year in which the Restructuring

Transaction occurs, divided by (y) the closing price of one Company Share, as applicable, on the third trading day following the third quarter release of earnings of the Company.

(b)	Vesting. Except as provided in Section 2(c) below, or in any employment or other agreement between the Company or an Operating Sub and Executive (including without limitation the Change in Control Agreement), if, and only if, Executive remains continuously employed with the Company through the relevant vesting date, the Retention Incentive Grant will vest as follows: one-third (1/3rd) shall vest on the thirtieth (30th) day following the Spin Effective Date and the remaining two-thirds (2/3rds) shall vest on the first anniversary of the Spin Effective Date.

(c)	Death or Disability. The Retention Incentive Grant shall vest in full upon Executive’s death or date of Separation from Service due to Disability that occurs prior to any vesting date described in Section 2(b); provided that Executive remains continuously employed by the Company through the date of death or date of Separation from Service due to Disability.

3.	SEVERANCE BENEFITS: If Executive experiences a Covered Termination prior to the Spin Effective Date, he will be entitled to the payments and benefits set forth below; provided that the benefits described in Sections 3(b), (c), (d), (e) and (f) shall only be payable if Executive executes a waiver and release prepared by the Company, which releases the Company and its affiliates, directors, officers and other customary persons from any claim or liability arising out of or related to Executive’s employment with or termination of employment from the Company or any of its affiliates (except for amounts to which Executive is legally entitled pursuant to employee benefit plans, Executive’s right to enforce this Agreement and rights to insurance coverage or indemnification), and which contains a nondisparagement covenant (the “Release”), which Release is not revoked within the time period provided therein, and the executed Release is delivered to the Company no later than forty-five (45) days after the Covered Termination.

(a)	Accrued Benefits. The Accrued Benefits, payable within sixty (60) days after the Covered Termination, or such earlier time as may be required by applicable law.

(b)	SERP and Restoration Plan. As of the Covered Termination, a fully vested and non-forfeitable interest in Executive’s account balance in the SERP and the Restoration Plan, payable in accordance with the terms of SERP or the Restoration Plan, as applicable.

(c)

Unvested Equity Awards. As of the Covered Termination, a fully vested and non-forfeitable interest in any outstanding unvested equity awards granted on Company Shares on or prior to December 31, 2014 (the “Equity Awards”) (excluding for the avoidance of doubt the Retention

Incentive Grant), to be vested and in the case of restricted stock and restricted stock units settled within the 60th day after the Covered Termination; provided that no such Equity Award that is subject to Code Section 409A will be paid on a date earlier than is provided in the applicable Equity Award agreement to the extent necessary to avoid the imposition of tax penalties pursuant to Code Section 409A; and provided further that, subject to any adjustment(s) which may be made to the Equity Awards as of the Spin Effective Date as a result of the Restructuring Transaction (including without limitation pursuant to the applicable plan or award agreement pursuant to which the Equity Awards were granted, and/or the Company’s employee matters agreement executed in connection with the Restructuring Transaction), any performance-based Equity Awards shall be settled only with respect to the number of Company Shares earned based on achievement of actual performance through the applicable performance period, which settlement shall occur at the same time as if the Covered Termination had not occurred. For the avoidance of doubt, any Equity Award that is a vested stock option that Executive holds as of the date of the his Covered Termination (including for this purpose any such stock option which vests as a result of the preceding sentence) will remain exercisable through the expiration of the original term of such stock option.

(d)	Severance Payment Based on Salary. An amount equal to the product of (x) 2.5 and (y) the sum of Executive’s (1) Salary plus (2) the product of (A) the Target Bonus Percentage and (B) Salary, with such total amount paid in a lump sum in cash within sixty (60) days after the Covered Termination.

(e)	Severance Payment Based on Bonus.

(1)	Covered Termination Performance Year. An amount equal to the product of (A) Executive’s Salary and (B) the Applicable Bonus Percentage, with the product of (A) and (B) prorated based on the number of days Executive was employed during the bonus year in which Executive’s Covered Termination occurs, paid in a lump sum in cash within sixty (60) days after the Covered Termination; provided that if the Covered Termination occurs in calendar year 2014, such payment shall be made at the same time as would have been the case had the Covered Termination not occurred.

(2)	Prior Performance Year. If a bonus for the prior calendar year has not been paid under the Bonus Plan as of Executive’s Covered Termination, then Executive will be entitled to the actual amount of the bonus determined under the Bonus Plan for such prior calendar year (such amount to be determined without the exercise of any downward discretion), paid in a lump sum in cash at the same time such bonus is paid to other Bonus Plan participants.

(f)	Health Care Benefits. An amount equal to three (3) times the full annual cost of coverage for medical, dental and vision benefits covering Executive and his covered dependents for the year in which Executive’s Covered Termination occurs, paid in a lump sum in cash within sixty (60) days after the Covered Termination.

In no event shall the benefits provided for in Sections 3(a), (d), (e) and (f) above, or any payment provided for in (c) above that is not subject to Code Section 409A, be paid later than March 15th of the calendar year immediately following the calendar year in which Executive’s Covered Termination occurs. For the avoidance of doubt, in no event shall Executive be entitled to any severance benefits under the Company executive severance plan if Executive is entitled to severance benefits hereunder.

4.	CHANGE IN CONTROL AGREEMENT: In the event of a Change in Control, Executive’s Change in Control Agreement, as amended by the following sentence, shall govern in lieu of this Agreement. Effective as of the Agreement Date, Section 2(d) of the Change in Control Agreement shall be deleted in its entirety and replaced with the following new provision (with defined terms in the new provision except as set forth therein having the meaning as set forth in the Change in Control Agreement):

“Severance Payment Based on Salary. An amount equal to one (1) times the sum of (i) Salary and (ii) Executive’s target award under the EICP for the year in which the Covered Termination occurs, in a lump sum in cash within sixty (60) days after the Covered Termination, provided that in the event of a Covered Termination occurring prior to record date of the Restructuring Transaction (as such term is defined in the Restructuring Transaction Retention Agreement entered into between the Company and Executive, dated as of November 5, 2014), such multiple shall be two-and-one-half (2 1⁄2) instead of one (1).”

; provided, however, that, if a Spin Effective Date does not occur prior to January 1, 2016, the foregoing amendment shall be of no further force and effect, and the Change in Control Agreement shall continue in effect without regard to such amendment.

For the avoidance of doubt, in no event shall Executive receive duplicate severance payments or benefits pursuant to Section 3 of this Agreement and Executive’s Change in Control Agreement (or pursuant to the Employment Agreement); provided that (i) Executive shall be entitled to the benefit provided in Section 1(e) of this Agreement, to the extent applicable and (ii) any Retention Incentive Grant that is outstanding and unvested shall be immediately vested in full pursuant to Section 2(c) of the Change in Control Agreement upon a Covered Termination (as defined under the Change in Control Agreement).

5.	INTERNAL REVENUE CODE 409A:

(a)	Compliance. It is the intent of the parties that the provisions of this Agreement either comply with Code Section 409A and the Treasury regulations and guidance issued thereunder or that one or more elements of compensation or benefits be exempt from Code Section 409A. Accordingly, the parties intend that this Agreement be interpreted and operated in a manner consistent with such requirements in order to avoid the application of penalty taxes under Code Section 409A to the extent reasonably practicable. The Company shall neither cause nor permit: (i) any payment, benefit or consideration to be substituted for a benefit that is payable under this Agreement if such action would result in the failure of any amount that is subject to Code Section 409A to comply with the applicable requirements of Code Section 409A; or (ii) any adjustments to any equity interest to be made in a manner that would result in the equity interest’s becoming subject to Code Section 409A unless, after such adjustment, the equity interest is in compliance with the requirements of Code Section 409A to the extent applicable. A Covered Termination shall constitute an “involuntary separation from service” for purposes of Code Section 409A.

(b)	Waiting Period for Specified Employees. Notwithstanding any provision of this Agreement to the contrary, if Executive is a “Specified Employee” (as that term is defined in Code Section 409A) as of Executive’s Covered Termination, then any amounts or benefits which are payable under this Agreement upon Executive’s “Separation from Service” (within the meaning of Code Section 409A), which are subject to the provisions of Code Section 409A and not otherwise exempt under Code Section 409A, and would otherwise be payable during the first six-month period following such Separation from Service, shall be paid on the first business day that (i) is at least six months after the date after Executive’s Covered Termination or (ii) follows Executive’s date of death, if earlier (the “Waiting Period”). The benefits in Sections 3(a), (d), (e) and (f) and certain of the benefits in Section 3(c) are intended to be exempt from Code Section 409A under the “short-term deferral exemption” and thus the Waiting Period is not intended to apply to such benefits.

6.	CONFIDENTIALITY AND NON-DISCLOSURE: Executive acknowledges that pursuant to this Agreement, the Company agrees to provide to him Confidential Information and has previously provided him other such Confidential Information. In return for this and other consideration, provided under this Agreement, Executive agrees that he will not, while employed by the Company or any Affiliate and thereafter, disclose or make available to any other person or entity, or use for his own personal gain, any Confidential Information, except for such disclosures as required in the performance of his duties hereunder as may otherwise be required by law or legal process (in which case Executive shall notify the Company of such legal or judicial proceeding as soon as practicable following his receipt of notice of such a proceeding, and permit the Company to seek to protect its interests and information).

7.	RETURN OF PROPERTY: Executive agrees that at the time of leaving his or her employ with the Company or an Affiliate, he will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) all Confidential Information as well as all other devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, customer or client lists or information, or any other documents or property (including all reproductions of the aforementioned items) belonging to the Company or any of its Affiliates, regardless of whether such items were prepared by Executive.

8.	NON-SOLICITATION AND NON-COMPETITION:

(a)	For consideration provided under this Agreement, including, but not limited to the Company’s agreement to provide Executive with Confidential Information regarding the Company and its respective businesses, Executive agrees that while employed by the Company or an Affiliate and for twenty-four (24) months following any Separation from Service during the term of this Agreement he shall not, without the prior written consent of the General Counsel of the Company, directly or indirectly, (i) hire or induce, entice or solicit (or attempt to induce, entice or solicit) any employee of the Company or any of its Affiliates or ventures to leave the employment of the Company or any of its Affiliates or ventures or (ii) solicit or attempt to solicit, in a manner competitive with the business of the Company, the business of any customer or acquisition prospect of the Company or any of its Affiliates or ventures with whom Executive had any actual contact or Confidential Information about while employed by the Company or an Affiliate.

(b)

Additionally, for consideration provided under this Agreement, including, but not limited to the Company’s agreement to provide Executive with Confidential Information regarding the Company and its respective businesses, Executive agrees that while employed by the Company or an Affiliate and for twenty-four (24) months following any Separation from Service during the term of this Agreement he will not, without the prior written consent of the General Counsel of the Company, acting alone or in conjunction with others, either directly or indirectly, engage in any business that is in competition with the Company or an Affiliate or accept employment with or render services to such a business as an officer, agent, employee, independent contractor or consultant, or otherwise engage in activities that are in competition with the Company or an Affiliate. Notwithstanding the foregoing, the provisions of this Section 8(b) shall not be violated by Executive being employed by, associating with or otherwise providing services to a subsidiary, division or unit of any entity where such entity has a subsidiary, division or unit (other than the subsidiary, division or unit with which Executive is employed, associated with or otherwise provides services to) which is engaged in a business competitive with the Company so long as Executive does not provide services or advice, with or without specific compensation, to the subsidiary, division or unit engaged in such competitive business.

(c)	After a termination of employment, the restrictions contained in this Section 8 are limited to areas or territories within the United States or in any foreign country where the Company or an Affiliate engages (or has definite plans to engage) in operations or the marketing of its products or services at the time of a termination of employment.

(d)	Executive acknowledges that these restrictive covenants under this Agreement, for which Executive received valuable consideration from the Company as provided in this Agreement, including, but not limited to the Company’s agreement to provide Executive with Confidential Information regarding the Company and its respective businesses, are ancillary to otherwise enforceable provisions of this Agreement, that the consideration provided by the Company gives rise to the interest of each of the Company in restraining Executive from competing and that the restrictive covenants are designed to enforce Executive’s consideration or return promises under this Agreement. Additionally, Executive acknowledges that these restrictive covenants contain limitations as to time, geographical area, and scope of activity to be restrained that are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other legitimate business interests of the Company, including, but not limited to, the Company’s need to protect its Confidential Information.

9.	NOTICES: For purposes of this Agreement, notices and all other communications must be in writing and will be deemed to have been given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company:	The Babcock & Wilcox Company
13024 Ballantyne Corporate Place, Ste. 700
Charlotte, NC 28277
ATTENTION: General Counsel

If to Executive:	E. James Ferland

or to such other address as either party may furnish to the other in writing in accordance with this Section.

10.	APPLICABLE LAW: The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, but without giving effect to the principles of conflict of laws of such State.

11.	SEVERABILITY: If any provision of this Agreement is determined to be invalid or unenforceable, then the invalidity or unenforceability of that provision will not affect the validity or enforceability of any other provision of this Agreement and all other provisions will remain in full force and effect.

12.	WITHHOLDING OF TAXES: The Company may withhold from any payments under this Agreement all federal, state, local or other taxes as may be required pursuant to any law or governmental regulation or ruling. Executive acknowledges that other than the Company’s obligation to withhold and remit applicable income and/or employment taxes and pay its share of any applicable payroll taxes, Executive is solely responsible for any and all taxes, interest and penalties that may be imposed with respect to the payments and benefits provided under this Agreement.

13.	NO ASSIGNMENT; SUCCESSORS: Executive’s right to receive payments or benefits under this Agreement will not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, whether voluntary, involuntary, by operation of law or otherwise, other than a transfer by will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 13 the Company will have no liability to pay any amount so attempted to be assigned or transferred. This Agreement inures to the benefit of and is enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

This Agreement is binding upon and inures to the benefit of the Company and its successors and assigns (including, without limitation, any company into or with which the Company may merge or consolidate and any Successor); and to the extent necessary, the Company may assign its obligations under this Agreement to Executive’s employer upon the occurrence of the Restructuring Transaction.

14.	NUMBER AND GENDER: Wherever appropriate herein, words used in the singular will include the plural, the plural will include the singular, and the masculine gender will include the feminine gender.

15.	CONFLICTS: This Agreement constitutes the entire understanding of the parties with respect to its subject matter and supersedes any other agreement or other understanding, whether oral or written, express or implied, between them concerning, related to or otherwise in connection with, the subject matter hereof; provided that the Change in Control Agreement and the Employment Agreement shall apply in accordance with their terms as described in herein.

16.	AMENDMENT AND WAIVER: No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board. No waiver by any party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by any other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

17.	COUNTERPARTS: This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

18.	TERM: This Agreement shall become effective on the Agreement Date and shall end on the earliest to occur of: (a) December 31, 2015, provided that if the Spin Effective Date occurs prior to January 1, 2016, the third anniversary date of the Spin Effective Date; (b) the date a determination is made by the Board that a Restructuring Transaction will not occur; and (c) the date on which Executive’s employment with the Company is terminated; provided that terms of this Agreement which must survive the termination of this Agreement in order to be effectuated (including the provisions of Sections 1, 3, 4, 6, 7 and 8) will in all events survive. For the avoidance of doubt, Section 3 shall become ineffective on the Spin Effective Date if Executive does not experience a Covered Termination prior to the Spin Effective Date.

[Signatures on next page]

THE BABCOCK & WILCOX COMPANY

By:	/s/ Stephen G. Hanks
Name:	Stephen G. Hanks
Title:	Lead Independent Director

EXECUTIVE

By:	/s/ James Ferland
Name:	James Ferland

EXHIBIT A

DEFINITIONS

The following terms have the meanings set forth below.

“Accrued Benefits” shall mean:

i.	Any portion of Executive’s Salary earned through the date of the Covered Termination and not yet paid;

ii.	Reimbursement for any and all amounts advanced in connection with Executive’s employment for reasonable and necessary expenses incurred by Executive through the date of the Covered Termination in accordance with the Company’s policies and procedures on reimbursement of expenses;

iii.	Any earned vacation pay not theretofore used or paid in accordance with the Company’s policy for payment of earned and unused vacation time;

iv.	If executive participates in the Company’s financial planning services through AYCO on the date of the Covered Termination, such services through AYCO will continue until the earlier of June 30 of the calendar year following the calendar year in which a Covered Termination occurs or the date such program terminates for all similarly situated employees; and

v.	All other payments and benefits to which Executive may be entitled under the terms of any applicable compensation arrangement or benefit plan or program of the Company that do not specify the time of distribution; provided that Accrued Benefits shall not include any entitlement to severance under any severance plan or policy of the Company.

“Affiliate” means an Affiliate of the Company within the meaning of Rule 12b-2 promulgated under Section 12 of the Exchange Act.

“Applicable Bonus Percentage” means: (i) if the Covered Termination occurs in calendar year 2014, the percentage applicable to Executive to determine Executive’s actual bonus due under the applicable Bonus Plan in respect of such year and (ii) if the Covered Termination occurs in calendar year 2015, the Target Bonus Percentage for such year.

“Board” means the Board of Directors of the Company.

“Bonus Plan” means the Company’s Executive Incentive Compensation Plan or any successor plan thereto.

“Cause” means

(i)	the willful and continued failure of Executive to perform substantially Executive’s duties with the Company or an Affiliate (occasioned by reason other than physical or mental illness or disability of Executive) after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties, after which Executive shall have thirty days to defend or remedy such failure to substantially perform his duties;

(ii)	the willful engaging by Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; or

(iii)	the conviction of Executive with no further possibility of appeal for, or plea of guilty or nolo contendere by Executive to, any felony.

The cessation of employment of Executive under subparagraph (i) and (ii) above shall not be deemed to be for “Cause” unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of Board of Directors of the Company at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and he is given an opportunity, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of such Board, Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

A “Change in Control” shall have the same meaning as in the Change in Control Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means The Babcock & Wilcox Company and any Successors, including, following a Restructuring Transaction, BWXT or PGG, as applicable.

“Confidential Information” means any and all information, data and knowledge that has been created, discovered, developed or otherwise become known to the Company or any of its Affiliates or in which property rights have been assigned or otherwise conveyed to the Company or any of its Affiliates, which information, data or knowledge has commercial value in the business in which the Company or any of its Affiliates or ventures is engaged, except such information, data or knowledge as is or becomes known to the public without violation of the terms of this Agreement. By way of illustration, but not limitation, Confidential Information includes business trade secrets, secrets concerning the Company’s or any of its Affiliate’s plans and strategies, nonpublic information concerning material market opportunities, technical trade secrets, processes, formulas, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, manuals, records of research, reports, memoranda, computer software, strategies, forecasts, new products, unpublished financial information, projections, licenses, prices, costs, and employee, customer and supplier lists.

“Covered Termination” means, prior to the Spin Effective Date of a Restructuring Transaction occurring during the term of this Agreement, there occurs a termination of Executive’s employment (such that Executive ceases to be employed by the Company or an Affiliate) that is a “Separation from Service” (as defined in Code Section 409A and the Treasury regulations and guidance issued thereunder) (i) by the Company or an Affiliate for a reason other than Cause or Executive’s death or Disability or (ii) by Executive for Good Reason.

“Disability” means circumstances which would qualify Executive for long term disability benefits under the Company’s Long Term Disability Plan, whether or not Executive is covered under such plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Good Reason” means any one or more of the following events:

(a)	a material diminution in the duties or responsibilities of Executive from those applicable immediately before the Agreement Date;

(b)	a reduction in Executive’s annual Salary or Target Bonus Percentage, in either such case as in effect immediately before the Agreement Date, but as the same may be increased (but not decreased) from time to time;

(c)	the failure by the Company to continue in effect any compensation plan in which Executive participates immediately before the Agreement Date which is material to Executive’s total compensation, unless a comparable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable than existed immediately before the Agreement Date, unless the action by the Company applies to all similarly situated employees;

(d)	the failure by the Company to continue to provide Executive with material benefits in the aggregate that are substantially similar to those enjoyed by Executive under any of the Company’s (or its Affiliates’) pension, savings, life insurance, medical, health and accident, or disability plans in which Executive was participating immediately before the Agreement Date if such benefits are material to Executive’s total compensation, the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Executive of any fringe benefit enjoyed by Executive at the time of the Agreement Date if such fringe benefit is material to Executive’s total compensation, unless the action by the Company applies to all similarly situated employees; or

(e)	a change in the location of Executive’s principal place of employment with the Company by more than 50 miles from the location where Executive was principally employed as of the Agreement Date without Executive’s consent.

If any of the events described above occurs (an “Event”), Executive shall give the Company written notice (the “Executive Notice”) within 60 days following Executive’s knowledge of an Event that Executive intends to terminate employment as a result. The Company shall have 30 days following receipt of Executive Notice in which to cure the Event. If the Company does not take such action within that time, the Event shall constitute Good Reason. If Executive does not provide Executive Notice within 60 days as required above, then the Event shall not constitute Good Reason, and thereafter, for purposes of determining whether Executive has Good Reason, Executive’s terms and conditions of employment after the occurrence of the Event shall be substituted for those terms and conditions of Executive’s employment in effect immediately prior to the date of this Agreement.

“Restoration Plan” means The Babcock & Wilcox Company Defined Contribution Restoration Plan, or any similar plan offered by a Successor, as in effect as of the Covered Termination.

“Salary” means Executive’s annual rate of base salary as in effect immediately before the Covered Termination or, if higher, in effect immediately before the first Event constituting Good Reason.

“SERP” means The Babcock & Wilcox Company Supplemental Executive Retirement Plan, or any supplemental executive retirement plan offered by a Successor, as in effect as of the Covered Termination.

“Spin Effective Date” means, with respect to a Restructuring Transaction, the effective date of date of the consummation of the spinoff or split off (i.e., the date shares of the Subsidiary subject to the spinoff or split off are first distributed to the Company’s stockholders) or sale (i.e., the closing date for the sale) that results in the completion of the Restructuring Transaction.

“Subsidiary” means every corporation, limited liability company, partnership or other entity of which 50% or more of the total combined voting power of all classes of voting securities or other equity interests is owned, directly or indirectly, by The Babcock and Wilcox Company or, upon and following a Restructuring Transaction, by the Successor.

“Successor” means an entity that has acquired the Company or an Operating Sub in a Change in Control, or an Operating Sub that is sold off or spun off to the stockholders of the Company in a Restructuring Transaction.

“Target Bonus Percentage” means the percentage applicable to Executive to determine Executive’s target incentive award opportunity under the Bonus Plan applicable to Executive in effect immediately before the Covered Termination or, if higher, in effect immediately before the first Event constituting Good Reason.